News Release

For Immediate Release:

November 15, 2011

International Barrier Technology Releases Quarterly Results:  23% Growth in Sales Revenue and 25% Growth in Sales Volumes of Shipments for the period ended September 30, 2011

November 15, 2011 – Watkins, MN International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire-resistant building materials, is pleased to release first quarter Fiscal 2012 (Jul 11 – Sept 11) financial results.  Sales revenue generated for the quarter increased 23% to $1,085,288 from $879,269.  Barrier is reporting net income of $249,539, or $0.01 per share, compared to a net income of $46,272, or $0.00 per share fully diluted in Q1 Fiscal 2011(Jul 10 - Sept 10).

Sales volume of shipments of Barrier products for the quarterly period ending September 30, 2011 was 2,209,800 sq. ft., an increase of 25% over the 1,774,100 sq. ft. in the prior year quarter period.  Shipments into the Residential Roof Deck/Wall Assembly/Structural Insulated Panel Market, distributed as LP® FlameBlock® Fire-Rated OSB Sheathing, increased 105% and shipments into the Commercial Modular Market, distributed as MuleHide FR Deck Panel, decreased 17%.

Barrier is also pleased to announce that a patent application titled “A System and Method for Coating a Fire-Resistant Material on a Substrate,” was accepted by the Australian Patent Office and advertised as such in the Australian Official Journal on October 27, 2011.  Barrier believes that this patent will immediately enhance their objective of securing manufacturing technology license partners in Australia.

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire-resistant building materials branded as LP® FlameBlock® Fire-Rated OSB Sheathing and Mule-Hide FR Deck Panel. Barrier's award-winning fire-resistant wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire.  The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Barrier's family of products provides customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  For more information please visit www.intlbarrier.com.

INTERNATIONAL BARRIER TECHNOLOGY INC.

/s/ Michael D. Huddy

   Michael D. Huddy

   President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Tom Corcoran , Investor Relations Manager

International Barrier Technology

(866) 735-3519

tcorcoran@intlbarrier.com

For more information please visit:

www.intlbarrier.com